SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)

Triton Network Systems, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

896775  10  3

(CUSIP Number)

December 31, 2000

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Exhibit Index Contained on Page 17

CUSIP No. 896775103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Worldview Technology Partners I, L.P. (“WVTP I”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,394,528 shares, except that Worldview Capital I, L.P. (“WVC I”), the general partner of Worldview Technology Partners I, L.P. (“WVTP I”), Worldview Equity I, L.L.C. (“WVE I”), the general partner of WVC I, and James Wei (“Wei”), Michael Orsak (“Orsak”) and Susumu Tanaka (“Tanaka”), the members of WVE I, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,394,528 shares, except that WVC I, the general partner of WVTP I, WVE I, the general partner of WVC I, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,394,528 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.00%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 896775103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Worldview Technology International I, L.P. (“WVTI I”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
543,524 shares, except that WVC I, the general partner of WVTI I, WVE I, the general partner of WVC I, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
543,524 shares, except that WVC I, the general partner of WVTI I, WVE I, the general partner of WVC I, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 543,524 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.56%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 896775103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Worldview Strategic Partners I, L.P. (“WVSP I”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
120,119 shares, except that WVC I, the general partner of WVSP I, WVE I, the general partner of WVC I, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared voting power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
120,119 shares, except that WVC I, the general partner of WVSP I, WVE I, the general partner of WVC I, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 120,119 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.34%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 896775103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Worldview Capital I, L.P. (“WVC I”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
2,058,171shares, of which 1,394,528 are directly owned by WVTP I; 543,524 are directly owned by WVTI I; and 120,119 are directly owned by WVSP I. WVC I, the general partner of WVTP I, WVTI I and WVSP I, WVE I, the general partner of WVC I, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
2,058,171shares, of which 1,394,528 are directly owned by WVTP I; 543,524 are directly owned by WVTI I; and 120,119 are directly owned by WVSP I. WVC I, the general partner of WVTP I, WVTI I and WVSP I, WVE I, the general partner of WVC I, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,058,171 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.90%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 896775103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Worldview Technology Partners II, L.P. (“WVTP II”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
333,686 shares, except that Worldview Capital II, L.P. (“WVC II”), the general partner of Worldview Technology Partners II, L.P. (“WVTP II”), WVE I, the general partner of WVC II, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
333,686 shares, except that WVC II, the general partner of WVTP II, WVE I, the general partner of WVC II, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 333,686 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.96%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 896775103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Worldview Technology International II, L.P. (“WVTI II”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
102,149 shares, except that WVC II, the general partner of WVTI II, WVE I, the general partner of WVC II, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
102,149 shares, except that WVC II, the general partner of WVTI II, WVE I, the general partner of WVC II, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 102,149 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.29%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 896775103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Worldview Strategic Partners II, L.P. (“WVSP II”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
14,164 shares, except that WVC II, the general partner of WVSP II, WVE I, the general partner of WVC II, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared voting power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
14,164 shares, except that WVC II, the general partner of WVSP II, WVE I, the general partner of WVC II, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,164 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.04%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 896775103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Worldview Capital II, L.P. (“WVC II”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
449,999 shares, of which 333,686 are directly owned by WVTP II; 102,149 are directly owned by WVTI II, and 14,164 are directly owned by WVSP II. WVC II, the general partner of WVTP II, WVTI II and WVSP II, WVEI, the general partner of WVC II, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
449,999 shares, of which 333,686 are directly owned by WVTP II; 102,149 are directly owned by WVTI II; and 14,164 are directly owned by WVSP II. WVC II, the general partner of WVTP II, WVTI II and WVSP II, WVE I, the general partner of WVC II, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 449,999 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.29%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 896775103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Worldview Equity I, L.L.C. (“WVE I”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
2,508,170 shares, of which 1,394,528 are directly owned by WVTP I; 543,524 are directly owned by WVTI I; 120,119 are directly owned by WVSP I; 333,686 are directly owned by WVTP II; 102,149 are directly owned by WVTI II; and 14,164 are directly owned by WVSP II.  WVE I, the general partner of WVC II, WVC II, the general partner of WVTP II, WVTI II and WVSP II, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
2,508,170 shares, of which 1,394,528 are directly owned by WVTP I; 543,524 are directly owned by WVTI I; 120,119 are directly owned by WVSP I; 333,686 are directly owned by WVTP II; 102,149 are directly owned by WVTI II; and 14,164 are directly owned by WVSP II.  WVE I, the general partner of WVC II, WVC II, the general partner of WVTP II, WVTI II and WVSP II, and Wei, Orsak and Tanaka, the members of WVE I, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,508,170 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.19%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 896775103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) James Wei (“Wei”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Canadian Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
2,508,170 shares, of which 1,394,528 are directly owned by WVTP I; 543,524 are directly owned by WVTI I; 120,119 are directly owned by WVSP I; 333,686 are directly owned by WVTP II; 102,149 are directly owned by WVTI II; and 14,164 are directly owned by WVSP II.  WVC I is the general partner of WVTP I, WVTI I and WVSP I; WVC II is the general partner of WVTP II, WVTI II and WVSP II; WVE I is the general partner of WVC I and WVC II; and Wei, a member of WVE I may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
2,508,170 shares, of which 1,394,528 are directly owned by WVTP I; 543,524 are directly owned by WVTI I; 120,119 are directly owned by WVSP I; 333,686 are directly owned by WVTP II; 102,149 are directly owned by WVTI II; and 14,164 are directly owned by WVSP II.  WVC I is the general partner of WVTP I, WVTI I and WVSP I; WVC II is the general partner of WVTP II, WVTI II and WVSP II; WVE I is the general partner of WVC I and WVC II; and Wei, a member of WVE I may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,508,170 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.19%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 896775103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Michael Orsak("Orsak")

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
2,508,170 shares, of which 1,394,528 are directly owned by WVTP I; 543,524 are directly owned by WVTI I; 120,119 are directly owned by WVSP I; 333,686 are directly owned by WVTP II; 102,149 are directly owned by WVTI II; and 14,164 are directly owned by WVSP II.  WVC I is the general partner of WVTP I, WVTI I and WVSP I; WVC II is the general partner of WVTP II, WVTI II and WVSP II; WVE I is the general partner of WVC I and WVC II; and Orsak, a member of WVE I may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
2,508,170 shares, of which 1,394,528 are directly owned by WVTP I; 543,524 are directly owned by WVTI I; 120,119 are directly owned by WVSP I; 333,686 are directly owned by WVTP II; 102,149 are directly owned by WVTI II; and 14,164 are directly owned by WVSP II.  WVC I is the general partner of WVTP I, WVTI I and WVSP I; WVC II is the general partner of WVTP II, WVTI II and WVSP II; WVE I is the general partner of WVC I and WVC II; and Orsak, a member of WVE I may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,508,170 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.19%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 896775103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Susumu Tanaka (“Tanaka”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Japanese Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
2,508,170 shares, of which 1,394,528 are directly owned by WVTP I; 543,524 are directly owned by WVTI I; 120,119 are directly owned by WVSP I; 333,686 are directly owned by WVTP II; 102,149 are directly owned by WVTI II; and 14,164 are directly owned by WVSP II.  WVC I is the general partner of WVTP I, WVTI I and WVSP I; WVC II is the general partner of WVTP II, WVTI II and WVSP II; WVE I is the general partner of WVC I and WVC II; and Tanaka, a member of WVE I may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
2,508,170 shares, of which 1,394,528 are directly owned by WVTP I; 543,524 are directly owned by WVTI I; 120,119 are directly owned by WVSP I; 333,686 are directly owned by WVTP II; 102,149 are directly owned by WVTI II; and 14,164 are directly owned by WVSP II.  WVC I is the general partner of WVTP I, WVTI I and WVSP I; WVC II is the general partner of WVTP II, WVTI II and WVSP II; WVE I is the general partner of WVC I and WVC II; and Tanaka, a member of WVE I may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,508,170 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.19%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer Triton Network Systems, Inc.
	(b)	Address of Issuer's Principal Executive Offices 8529 South Park Circle Orlando, Florida 32819

Item 2.
(a)

Name of Person Filing
This statement is filed by Worldview Technology Partners I, L.P., a Delaware limited partnership (“WVTP I”), Worldview Technology International I, L.P., a Delaware limited partnership (“WVTI I”), Worldview Strategic Partners I, L.P., a Delaware limited partnership (“WVSP I”), Worldview Capital I, L.P., a Delaware limited partnership (“WVC I”), Worldview Equity I, L.L.C., a Delaware limited liability company (“WVE I”), Worldview Technology Partners II, L.P., a Delaware limited partnership (“WVTP II”), Worldview Technology International II, L.P., a Delaware limited partnership (“WVTI II”), Worldview Strategic Partners II, L.P., a Delaware limited partnership (“WVSP II”), Worldview Capital II, L.P., a Delaware limited partnership (“WVC II”), James Wei (“Wei”), Michael Orsak (“Orsak”) and Susumu Tanaka (“Tanaka”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

WVC I is the general partner of WVTP I, WVTI I and WVSP I.  WVE I is the general partner of WVC I.  WVC I and WVE I may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by WVTP I, WVTI I and WVSP I. Wei, Orsak and Tanaka are the managing members of WVE I, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by WVTP I, WVTI I and WVSP I.

WVC II is the general partner of WVTP II, WVTI II and WVSP II.  WVE I is the general partner of WVC II.  WVC II and WVE I may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by WVTP II, WVTI II and WVSP II. Wei, Orsak and Tanaka are the managing members of WVE I, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by WVTP II, WVTI II and WVSP II.

	(b)	Address of Principal Business Office or, if none, Residence The address of the principal business office for each of the Reporting Persons is: 435 Tasso Street, Suite 120 Palo Alto, California 94301
(c)

Citizenship
WVC I, WVTP I, WVTI I,WVSP I, WVC II, WVTP II, WVTI II, and WVSP II are Delaware limited partnerships.  WVE I is a Delaware limited liability company.  Wei is a Canadian citizen.  Orsak is a United States citizen.  Tanaka is a Japanese citizen.

	(d)	Title of Class of Securities Common Stock.
	(e)	CUSIP Number 896775 10 3

Item 3.	Not Applicable.

Item 4.	Ownership.
The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:
(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b) Percent of class: See Row 11 of cover page for each Reporting Person.
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Under certain circumstances set forth in the limited partnership agreements of WVC I, WVTP I, WVTI I, WVSP I, WVC II, WVTP II, WVTI II and WVSP II and the limited liability company agreement of WVE I, the general and limited partners and members of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2002

JAMES WEI

	By:	/s/ James Wei

James Wei, individually, and on behalf of WVTP I, in his capacity as a member of WVE I, the general partner of WVC I, the general partner of WVTP I, on behalf of WVTI I, in his capacity as a member of WVE I, the general partner of WVC I, the general partner of WVTI I, on behalf of WVSP I, in his capacity as a member of WVE I, the general partner of WVC I, the general partner of WVSP I, on behalf of WVC I, in his capacity as a member of WVE I, the general partner of WVC I, and on behalf of WVE I in his capacity as a member thereof; on behalf of WVTP II, in his capacity as a member of WVE I, the general partner of WVC II, the general partner of WVTP II, on behalf of WVTI II, in his capacity as a member of WVE I, the general partner of WVC II, the general partner of WVTI II, on behalf of WVSP II, in his capacity as a member of WVE I, the general partner of WVC II, the general partner of WVSP I, on behalf of WVC II, in his capacity as a member of WVE I, the general partner of WVC II, and on behalf of WVE I in his capacity as a member thereof.

MICHAEL ORSAK

	By:	/s/ Michael Orsak
Michael Orsak

SUSUMU TANAKA

	By:	/s/ Susumu Tanaka
Susumu Tanaka

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	18

EXHIBIT A

Agreement of Joint Filing

                The Reporting Persons hereby agree that a single Schedule 13G (and any amendment thereto) relating to the Common Stock of Triton Network Systems, Inc. shall filed on behalf of each of the Reporting Persons.  Note that copies of the applicable Agreement of Joint Filing, dated February 14, 2001, are already on file with the appropriate agencies.